AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

     Amendment No. 1 to Employment Agreement, dated as of April 1, 1996, by and between Innovir Laboratories, Inc., a Delaware corporation ("Innovir"), and Dr. Allan R. Goldberg ("Employee").

         WHEREAS, Innovir and Employee hereby wish to amend and extend the terms of the Employment Agreement, dated as of April 1, 1992, between Innovir and Employee (the "Employment Agreement").

     NOW, THEREFORE, it is hereby agreed as follows:

     1. Definitions. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to such terms in the Employment Agreement.

     2. The first sentence of Section 1.(A) of the Employment Agreement is hereby deleted and replaced in its entirety with the following sentence:

     "(A) "Services" -- Employee shall act in the capacity of Chairman of the Board and Chief Executive Officer of Employer and shall be elected as a member of the Board of Directors."

     3. Section 4 of the Employment Agreement is hereby deleted and replaced in its entirety with the following new Section 4:

     "4. Term. Employee's term of employment shall end on March 31, 1998, unless sooner terminated in accordance with this Agreement. The parties agree to commence negotiations in good faith for renewal of this Agreement on the one-year anniversary of this Agreement. Employee's last day of employment, regardless of how terminated pursuant to this Agreement, shall be the "Termination Date."

     4. Section 5 of the Employment Agreement is hereby deleted and replaced in its entirety with the following new Section 5:

     "5. Compensation.

     (a) Salary. As compensation for the Services rendered by Employee under this Agreement, Employer shall pay Employee a salary at the annual rate of $200,000 ("Salary"). Employee's Salary shall be payable in arrears in equal monthly installments, subject to such deductions and withholding as may be required by law or by agreement of Employee. Employee's Salary shall be reviewed annually and shall be subject to upward adjustment as shall be determined by the Board of Directors.

     (b) Expenses. Employer shall reimburse Employee for all reasonable, proper and necessary out-of-pocket expenses that Employee may incur in connection

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with the performance of Services, upon submission to Employer of itemized statements supported by documentation specified by Employer.

     (c) Fringe Benefits. Employee shall be entitled to all rights and benefits generally provided to executive employees as decided by the Board of Directors from time to time, including, without limitation, vacation, medical, accident and disability insurance, life insurance (provided that Employee and Employer are joint beneficiaries), pension, vehicle use and related expenses.

     (d) Facilities. Employer shall provide Employee with appropriate research facilities, office space, equipment, furniture, supplies and clerical staff.

     (e) Equity Participation. Employer and Employee shall negotiate in good faith to determine the vesting schedule of TARSOPs previously granted to Employee.

     (f) Key Performance Bonus. A cash bonus may be paid to Employee at the reasonable discretion of Employer's Board of Directors upon the achievement of specific and reasonable key performance objectives to be established and measured by the Board of Directors. These objectives will be a set of specific critical tasks prepared by Employee and recommended by Employee to the Board of Directors for review and approval. At a minimum, each set of critical tasks will be prepared by Employee and authorized by the Board of Directors once each fiscal year, or more frequently as may be appropriate."

     5. Subsection (c) of Section 6 is hereby deleted and replaced in its entirety with the following subsection:

     "(c) Effect of Termination. Upon any termination pursuant to this Section 6, all rights of Employee hereunder shall cease to be effective as of the Termination Date, Employee shall be removed or resign from any position held hereunder, and, except to the extent otherwise provided by law or mutually agreed to, Employee shall have no rights to receive any payments or benefits hereunder, except for:

     i) Salary payable pursuant to Subsection 5(a) up to the Termination Date;

     ii) reimbursement of expenses incurred in accordance with Subsection 5(b) prior to the Termination Date;

     iii) in the case of termination for death or Permanent Disability, an amount equal to the Salary which would have been payable herewith up to a maximum of eighteen months following the Termination Date;

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     iv) in the case of any Termination Not For Cause, the balance of the bonus due to the Employee pursuant to subparagraph 5(f) notwithstanding his termination of employment;

     v) notwithstanding subsection (iv) above, if a merger, acquisition or change in the majority ownership of the stock of the Employer occurs, Employee shall be entitled to a lump sum severance payment, in consideration of past services, paid to Employee no later than the fifth day following the termination date, equal to one year's salary.

     vi) Other Events. In the event of the earlier of (i) any termination in connection with a liquidation of Employer as a result of any merger or acquisition of the Employer with or by another company or firm, wherein the shareholders of the Corporation do not own fifty percent (50%) of the shares of the surviving corporation after the merger; (ii) a public offering of the securities of the Employer wherein the Employer receives proceeds in the amount of $20,000,000 or more; all restricted stock and stock options and rights held by the Employee shall immediately accelerate and irrevocably vest in their entirety.

     vii) In the event of any termination Not For Cause, 100% of Employee's non-vested shares will vest, unless termination results from a determination by the Board of Directors that Employee has failed to perform his duties in a manner reasonably consistent with the best interests of the Corporation, which determination has been based on facts and circumstances set forth in a written communication to Employee affording a reasonable period of at least 15 days, but not more than 30 days, for Employee to rectify the specified shortcomings.

     viii) Notwithstanding anything to the contrary herein, in the case of Employee's termination hereunder For Cause or Not For Cause, and in consideration of Employee's agreement contained in Section 9 hereof, the Company shall pay Employee an amount equal to the Salary for eighteen months following the Termination Date during which time the Employee shall serve as a consultant to the Company and perform such duties as may reasonably be determined by the Company."

     6. Subsection (1) of Section 13 of the Employment Agreement is hereby deleted and replaced in its entirety with the following new Subsection (1):

                              "(i) If to Employer:

                           Innovir Laboratories, Inc.
                           510 E. 73rd St.
                           New York, New York 10021
                           Attn: Gary Pokrassa

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                                    With a copy to:

                           Fulbright & Jaworski L.L.P.
                           666 Fifth Avenue
                           New York, New York 10103
                           Attn: Merrill M. Kraines, Esq."

     7. All other sections of the Employment Agreement not hereby amended shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first above written.

                                         INNOVIR LABORATORIES, INC.



                                         By:   /s/ GARY POKRASSA
                                             ------------------------------


                                              /s/ ALLAN R. GOLDBERG
                                            -------------------------------
                                              Dr. Allan R. Goldberg


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